EXHIBIT 99.1

Vical Reports Second Quarter 2011 Financial Results and Progress in Key Development Programs

SAN DIEGO, Aug. 3, 2011 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three months and six months ended June 30, 2011. Revenues were $0.8 million for the second quarter of 2011 compared with $2.1 million for the second quarter of 2010, reflecting the 2010 shipment of dengue vaccine manufactured for the U.S. Navy, and the completion in 2010 of Allovectin® Phase 3 trial funding under the company's research and development agreement with AnGes MG, Inc. Operating expenses were $9.3 million for the second quarter of 2011 compared with $10.6 million for the second quarter of 2010, reflecting reduced costs for the company's Allovectin® Phase 3 and TransVax™ Phase 2 clinical trials. The net loss was $8.4 million, or $0.12 per share, for the second quarter of 2011, compared with $8.4 million, or $0.15 per share, for the second quarter of 2010.

Revenues were $1.5 million for the first half of 2011 compared with $3.5 million for the first half of 2010, primarily as a result of the same factors driving the second quarter difference. The net loss was $17.1 million, or $0.24 per share, for the first half of 2011, compared with $16.9 million, or $0.30 per share, for the first half of 2010.

Vical had cash and investments of approximately $45 million at June 30, 2011. The company's net cash uses in the first half of 2011 were consistent with the company's prior guidance for the full year. As a result of anticipated cash payments resulting from recent license agreements with Astellas Pharma Inc., Vical has revised its guidance and is now projecting a net cash burn for 2011 of between $7 million and $12 million.

Recent development highlights include:

TransVax™ CMV Vaccine

  In July, the company entered into exclusive worldwide license agreements with Astellas Pharma Inc. to develop and commercialize TransVax™, Vical's therapeutic vaccine designed to control cytomegalovirus (CMV) reactivation in transplant recipients. The companies expect to begin a multinational Phase 3 registration trial of TransVax™ in hematopoietic stem cell transplant (HSCT) recipients as well as a Phase 2 trial in solid organ transplant (SOT) recipients in the first half of 2012.

Allovectin®

  At the annual meeting of the American Society of Clinical Oncology in June, Vical announced results from new statistical analyses of data from previously completed clinical trials of the company's Allovectin® immunotherapy in patients with metastatic melanoma, showing with strong positive correlation that responders lived significantly longer than nonresponders. In a Phase 2 study of high-dose (2 mg) Allovectin® in 127 chemo-refractory or chemo-intolerant patients with metastatic melanoma, the overall survival was 65% at one year, 43% at two years, and 32% at three years. The median overall survival was 18.8 months (95% CI: 14.8 – 26.2 months).

Anticipated program highlights include:

  In the company's Phase 3 registration trial of Allovectin® in patients with metastatic melanoma, completion of treatment and follow-up for the primary endpoint (response rate at 24 weeks or more after randomization) by February 2012, with continued monitoring for the secondary endpoint (overall survival) up to the release of top-line data for both endpoints in the second quarter of 2012;
  Astellas' initiation in the first half of 2012 of a Phase 3 trial of TransVax™ for HSCT recipients and a Phase 2 trial of TransVax™ for SOT recipients; and
  AnGes' initiation of a multinational Phase 3 clinical trial in 2011 of its Collategene™ angiogenesis product for patients with advanced peripheral arterial disease (PAD).

Conference Call

Vical will conduct a conference call and webcast today, August 3, at noon Eastern Time, to discuss with invited analysts and institutional investors the company's financial results and program updates. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (719) 457-2716 (preferred), or (888) 298-3451 (toll-free), and reference confirmation code 4529204. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719) 457-0820 (preferred) or (888) 203-1112 (toll-free) and enter replay passcode 4529204. The call also will be available live and archived through the events page at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at ir@vical.com.

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company's DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines and cancer therapeutics internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

The Vical Incorporated logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5768

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the initiation and completion of clinical trials. Risks and uncertainties include whether Vical or others will continue development of Allovectin®, TransVax™, Collategene™, or any other independent or collaborative programs; whether Vical will complete treatment and follow-up for the primary response rate endpoint in the company's Phase 3 trial of Allovectin® by February 2012 and release of top-line data in the second quarter of 2012, if at all; whether Astellas will initiate a Phase 3 trial of TransVax™ in HSCT recipients and a Phase 2 trial of TransVax™ in SOT recipients in the first half of 2012, if at all; whether AnGes will initiate a multinational Phase 3 clinical trial of its Collategene™ angiogenesis product in 2011, if at all; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether Vical will receive all, if any, anticipated payments under its license agreements with Astellas; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

Statements of Operations	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2011	2010	2011	2010
Revenues:
Contract and grant revenue	$ 717	$ 1,379	$ 1,247	$ 1,965
License and royalty revenue	101	696	220	1,573
Total revenues	818	2,075	1,467	3,538
Operating expenses:
Research and development	4,209	4,963	8,499	10,065
Manufacturing and production	2,606	3,431	5,354	6,236
General and administrative	2,454	2,186	4,782	4,371
Total operating expenses	9,269	10,580	18,635	20,672
Loss from operations	(8,451)	(8,505)	(17,168)	(17,134)
Net investment and other income (expense)	45	125	68	276
Net loss	$ (8,406)	$ (8,380)	$ (17,100)	$ (16,858)
Basic and diluted net loss per share	$ (0.12)	$ (0.15)	$ (0.24)	$ (0.30)
Weighted average shares used in computing basic and diluted net loss per share
	71,961	56,369	71,930	55,845

Balance Sheets	June 30,	December 31,
(in thousands)	2011	2010
Assets:
Cash, cash equivalents, and marketable securities, including restricted	$ 39,824	$ 55,268
Other current assets	1,063	940
Total current assets	40,887	56,208
Long-term investments	5,567	5,434
Property and equipment, net	6,966	7,560
Other assets	3,285	3,705
Total assets	$ 56,705	$ 72,907

Liabilities and stockholders' equity:
Current liabilities	$ 5,669	$ 6,334
Long-term obligations	2,097	2,211
Stockholders' equity	48,939	64,362
Total liabilities and stockholders' equity	$ 56,705	$ 72,907
CONTACT: Alan R. Engbring
         Executive Director, Investor Relations
         Jill M. Broadfoot
         Senior Vice President and Chief Financial Officer
         (858) 646-1127
         Website: www.vical.com